Exhibit 99.2

PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
	and Investor Relations	Phone:	312-233-7799
Phone:	312-819-9387	Email:	lorna.williams@hillrom.com
Email:	marykay.ladone@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM ANNOUNCES ACQUISITION OF BREATHE TECHNOLOGIES

Addition of Wearable Non-invasive Ventilation Technology Strengthens

Hillrom Respiratory Care Portfolio, Expands Capabilities to New Disease States

CHICAGO, August 2, 2019 – Hillrom (NYSE: HRC) announced today that it has entered into a definitive agreement to acquire Breathe Technologies, Inc., developer and manufacturer of a patented wearable, non-invasive ventilation technology that supports improved patient mobility, for a cash consideration of $130 million.

“The acquisition of a highly differentiated, wearable non-invasive ventilation technology provides an exciting growth platform that utilizes our direct Respiratory Care commercial channel and business model,” said Hillrom President and CEO John Groetelaars. “This transaction represents another example of our plan to strategically deploy capital with a disciplined approach toward higher-growth and higher-margin businesses by expanding into the disruptive new category of non-invasive ventilation.”

Founded in 2005, Breathe Technologies is dedicated to enabling healthier living and addressing additional unmet clinical and economic needs in respiratory care. The company is located in Irvine, California, with annual revenue of approximately $10 million. The Life2000® Ventilation System is a volume-control, wearable, non-invasive mechanical ventilation system for a broad range of reimbursable conditions in the home and critical-care settings, including COPD, interstitial lung disease, restrictive thoracic disorder and post-lung-transplant rehab. The wearable Life2000® Ventilator undocks from the stationary Life2000® Compressor to give freedom of range inside the home or can be used independently outside the home with an alternate pressure source.

The Life2000 Ventilation System has 510(k) clearance from the U.S. Food and Drug Administration. Breathe Technologies owns more than 100 patents in the U.S. and internationally, including a patented nasal pillow interface that preserves patients’ mobility and their quality of life.

Hillrom’s current Respiratory Care products, part of the Front Line Care business, include The Vest®, Monarch® Airway Clearance System, The MetaNeb® System and VitalCough®.

Hillrom expects this transaction to close during its fiscal fourth quarter of 2019, subject to customary closing conditions. The transaction is expected to be modestly dilutive in the first year and increasingly accretive thereafter. In addition, Hillrom anticipates the acquisition will allow the company to benefit from at least $30 million of net operating losses.

About Breathe Technologies, Inc.

Breathe Technologies, Inc. is a developer and manufacturer of innovative medical technologies for patients with respiratory insufficiency and neuromuscular diseases. Founded in 2005, Breathe Technologies manufactures the Life2000® Ventilation System, the first truly wearable ventilator on the market that provides continuous ventilation and supports improved patient mobility. Headquartered in Irvine, California, Breathe Technologies has a robust product pipeline dedicated to enabling healthier living and addressing additional unmet needs in respiratory care. Learn more at breathetechnologies.com.

About Hillrom

Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by Advancing Connected Care™. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory care devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

# # #